Exhibit 28(d)(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of April 10, 2018, by and between USCF ETF Trust, a Delaware trust (the “Trust”), on behalf of each series of its series listed on Appendix A (each, a “Fund”) and USCF Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue a separate series of shares of beneficial interest for each Fund, which shares represent fractional undivided interests in the Fund;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Adviser to render certain investment management services to each Fund, on the terms and conditions set forth in this Agreement, and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Obligations of Investment Adviser.

(a)            Services.The Adviser shall provide a continuous program of investment management for each Fund, subject to the general supervision of the Trust’s Board of Trustees and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Adviser agrees to perform the following services (the “Services”) for each Fund:

(i)	manage the investment and reinvestment of the assets of the Fund;

(ii)	continuously review, supervise, and administer the investment program of the Fund;

(iii)	determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(iv)	with the assistance of the Fund’s distributor, determine the number of shares of the Fund that will be created or redeemed each Business Day based on the purchase orders submitted by Authorized Participants;

(v)	provide, in a timely manner, such information as may be reasonably requested by the Trust or its designated agents in connection with, among other things, information about the Fund sufficient for a pricing service or other entity to calculate the Intraday Indicate Value of the shares of the Fund every fifteen seconds each Business Day;

(vi)	provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain; and

(vii)	render regular reports to the Trust’s trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities.

(b)           Control of the Trust. The Adviser shall discharge the responsibilities described in subsection (a) subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the relevant Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.

(c)           Sub-Adviser and Agents. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any managers, officers or employees of the Adviser or through such other parties (including, without limitation, a sub-adviser) as the Adviser may determine from time to time.

(d)           Expenses and Personnel. The Adviser will bear the costs of administrative services for shareholders and various third-party services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Adviser will also bear the costs and expenses of the Trust’s Board of Trustees. Each Fund will bear its own expenses for taxes and governmental fees, brokerage fees, commissions and other transaction expenses, costs of borrowing money, including interest expenses, securities lending expenses, extraordinary expenses (such as litigation and indemnification expenses) and fees and expenses of any independent legal counsel as defined in Rule 0-1(a)(6) under the 1940 Act.

(e)           Books and Records. The Adviser hereby undertakes and agrees to maintain all records not maintained by a service provider or sub-adviser pursuant to their agreements with the Trust or Adviser, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Adviser for the Trust and each Fund under this Agreement shall be the property of the Trust and, upon request therefor, the Adviser shall surrender to the Trust such of the books and records so requested. The Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(f)            Additional Services Provided at the Expense of the Trust. The Adviser agrees, at the expense of the Trust, (i) to assist in the preparation of all required tax returns of the Trust and each Fund, (ii) to prepare and submit reports to existing shareholders, (iii) to assist in the periodic update of the prospectuses and statements of additional information of the Trust and (iv) to assist in the preparation of reports to be filed with the Securities and Exchange Commission and other regulatory authorities.

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2.             Fund Transactions.

(a)           General. The Adviser is authorized to select the brokers dealers, or futures commission merchant (“FCM”) that will execute the purchases and sales of portfolio securities and other investments for each Fund. With respect to brokerage or FCM selection, the Adviser shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. As permitted by Section 28(e) of the Securities Exchange Act of 1934 (“Section 28(e)”), the Adviser may pay to a broker which provides brokerage and research services to a Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Trust’s trustees may adopt from time to time. Such services of brokers or FCMs are used by the Adviser in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts.

(b)           Mixed-Use Services. On occasion, a broker-dealer or FCM might furnish the Adviser with a service, which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Adviser will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from a Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Adviser from its own funds.

(c)           Exclusivity. Where the Adviser deems the purchase or sale of a security to be in the best interest of each Fund as well as its other customers (including any other fund or other investment company or Advisory account for which the Adviser acts as investment adviser), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for each Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for a Fund.

(d)           Reporting. The Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(e)           Delegation. The Adviser may delegate or share responsibility for Fund transactions and the terms of this Section 2 with a sub-adviser, pursuant to the terms of Section 1(c).

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3.             Compensation of the Adviser. For the services rendered, the facilities furnished and expenses assumed by the Adviser, the Funds shall individually pay to the Adviser at the end of each calendar month a fee for each Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Appendix A of this Agreement. Appendix A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the Advisory fees payable with respect to any Fund duly approved in accordance with Section 8 hereof. The Adviser’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination. The Adviser may waive all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Adviser shall be contractually bound under this Agreement by the terms of any publicly-announced waiver of its fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth in this Agreement. The waiver of any of the Adviser’s fee shall not obligate the Adviser to waive any of its fee on a subsequent occasion.

4.             Status of Investment Adviser. The services of the Adviser to the Trust and each Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust and each Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.             Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as managers, officers, members or otherwise; and managers, officers, agents, and members of the Adviser are or may be interested in the Trust as trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

6.             Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (the “1933 Act”), or with respect to the such registration statement under the Commodity Exchange Act, or the rules and regulations promulgated thereunder or by the National Futures Association, in each case, except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust.

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7.             Term. This Agreement shall remain in effect for an initial term of two calendar years commencing on the date on which the first of the Funds commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)           the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the applicable Fund;

(b)           the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)           the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Trust and the applicable Fund; and

(d)           the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.             Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to a Fund until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added by written agreement of the Trust and the Adviser.

9.             Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

10.           Representations and Warranties.

(a)           Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows:

(i)            the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

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(ii)           the Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Fund, and under this Agreement, including for the avoidance of doubt, as a commodity pool operator (“CPO”) with the U.S. Commodity Futures Trading Commission (the “CFTC”) and as an investment adviser with the SEC under the Advisers Act, and will continue to be so registered and, so long as this Agreement remains in effect, maintain all necessary governmental, self-regulatory and exchange licenses and approvals required to perform its duties with respect to the Fund, and under this Agreement, and has effected all necessary filings and registrations with each applicable regulatory body, if required, ; and; and

(iii)          the Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Adviser shall certify to the Trust that the Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Adviser shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Adviser by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics.

(b)           Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) shares of each Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iii) such registrations will be kept in effect during the term of this Agreement.

11.           Liability of Trust and each Fund. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. This Agreement shall not be deemed to have been made by any of the persons listed in the first sentence of this paragraph individually or to impose any liability on such persons personally. With respect to any obligation of the Trust or a Fund arising under this Agreement, the Adviser shall look for payment or satisfaction of such obligation solely to the assets and property of the Fund to which such obligation relates, and under no circumstances shall the Adviser have the right to set off claims relating to such Fund by applying property of any other series of the Trust. The business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the applicable Fund.

12.           Use of Names. The Trust acknowledges that all rights to the names “USCF” and any derivation thereof (“Names”), as well as any logos that are now or shall hereafter be associated with Names (“Logos”), belong to the Adviser and its affiliate United States Commodity Funds LLC, and that the Trust is being granted a limited license to use such Names and Logos in its name, the name of its series and the name of its classes of shares. In the event that this Agreement is terminated and the Adviser no longer acts as investment adviser to the Trust, the Adviser reserves the right to withdraw from the Trust and the Funds the uses of Names and Logos or any name or logo that would imply a continuing relationship between the Trust or the Funds and the Adviser or any of its affiliates.

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13.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.           Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 1999 Harrison Street, Suite 1530, Oakland, CA 94612, Attention: John Love, or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at the Trust at 1999 Harrison Street, Suite 1530, Oakland CA 94612, Attention: John Love, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

USCF ETF TRUST

By:	/s/ John P. Love
Name: John P. Love
Title: President

USCF ADVISERS LLC

By:	/s/ John P. Love
Name: John P. Love
Title: President
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APPENDIX A (As of September 1, 2022)

Fund	Annual Fee as a percentage of average daily net assets
USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund	0.80%
USCF Midstream Energy Income Fund	0.85%
USCF Dividend Income Fund	0.65%
USCF Gold Strategy Plus Income Fund	0.45%
USCF Sustainable Battery Metals Strategy Fund	0.79%